EXHIBIT (12)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------------
                                                          1995        1996        1997        1998        1999         2000
                                                        --------    --------    --------    --------    --------     --------
                                                                          (In thousands, except ratio data)
EARNINGS:
Income from continuing operations
   before income taxes, minority
   interests and extraordinary items                     224,591     399,326     629,196     267,373     229,915     559,354
Less: Minority interests                                  45,135      54,003      72,469      77,468      86,469      99,081
                                                        --------    --------    --------    --------    --------    --------
Income from continuing operations before
   income taxes and extraordinary items                  179,456     345,323     556,727     189,905     143,446     460,273


ADJUSTMENTS:
  Non-recurring charges                                   73,102      78,905      15,875     587,313     448,605          --
  Fixed charges                                          122,786     118,429     130,956     171,492     201,056     246,955
  Capitalized interest expense                            (2,865)     (3,943)     (2,491)       (630)     (2,184)     (1,726)
                                                        --------    --------    --------    --------    --------    --------

Numerator -- earnings available
   for fixed charges                                     372,479     538,714     701,067     948,080     790,923     705,502
                                                        ========    ========    ========    ========    ========    ========

FIXED CHARGES:
Interest expense                                         109,656     101,367     112,529     148,163     176,652     221,595
Capitalized interest expense                               2,865       3,943       2,491         630       2,184       1,726
Interest component of rental expense                      10,265      13,119      15,936      22,699      22,220      23,634
                                                        --------    --------    --------    --------    --------    --------

Denominator -- fixed charges                             122,786     118,429     130,956     171,492     201,056     246,955
                                                        ========    ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES                          3.03        4.55        5.35        5.53        3.93        2.86
                                                        ========    ========    ========    ========    ========    ========
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